Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION ANNOUNCES STORE CLOSING PLAN

AND UPDATED REAL ESTATE STRATEGY

Estimates Pre-Tax Charges of $12 to $16 Million Consisting of Cash Charges of

$5 to $7 Million and Non-Cash Charges of $7 to $9 Million Over the Next

Three Fiscal Quarters Associated with the Store Closing Plan

Also Announces Previously Implemented Workforce Reduction

Minneapolis, MN, November 11, 2011 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced that the Company’s Board of Directors, after reviewing the results of an in-depth analysis of the Company’s store portfolio, authorized plans to close approximately 100 stores, almost all of which are underperforming, with a significant majority targeted for completion by the end of January, 2012.  As part of the Company’s overall real estate strategy, the Company also will seek to restructure the occupancy costs of a majority of its remaining stores.  In addition, the Company intends to accelerate its plans to convert or consolidate a number of its existing Christopher & Banks and CJ Banks stores into dual format stores.

The Company also announced that effective October 28, 2011 it implemented a workforce reduction involving its home office and field management organization.

The anticipated store closing expenses primarily consist of cash charges of $5 million to $7 million attributable to estimated lease termination liabilities and severance costs, and non-cash asset impairment charges of $7 million to $9 million.  The Company anticipates pre-tax expenses associated with the closing of the approximately 100 stores to range from approximately $12 million to $16 million in the aggregate over the next three fiscal quarters.  In addition, the Company anticipates taking a non-cash impairment charge of approximately $2 million in the third fiscal quarter associated with its remaining store base.  On an after-tax basis, the charges associated with the store closings and the non-cash impairment charge for existing stores are expected to range in the aggregate from $0.39 to $0.49 per diluted share over the next three fiscal quarters, based on an effective tax rate in the low single digits.

For the third quarter of fiscal 2012, the Company expects to record a charge of approximately $0.01 per diluted share associated with the workforce reduction implemented on October 28, 2011.  The above expenses and charges were not included in the Company’s business outlook for fiscal 2012, provided on October 5, 2011.

Larry Barenbaum, President and Chief Executive Officer, said, “We have conducted an in-depth assessment of our store portfolio, which included an analysis of the portfolio by RCS Real Estate Advisors.  Following that assessment, we have made the strategic decision to close approximately 100 stores.  As part of our go-forward real estate strategy, we also intend to restructure overall occupancy costs at a majority of our remaining stores and to accelerate the conversion of a number of our existing stores to a dual store format, which offers missy, petite and plus sizes under one roof.  We anticipate that these initiatives will help us to both improve overall store productivity and support our return to profitability.”

Mr. Barenbaum continued, “We recently made the decision to reduce the size of our labor force.  We thank the affected employees for their efforts and dedication.  As we prepare for the next fiscal year, we continue to evaluate our cost structure and capital expenditure requirements and we will remain focused on carefully managing expenses and inventories, as well as preserving our cash.”

The workforce reduction impacted approximately 7% of the Company’s corporate headquarters employees, excluding the distribution center, and approximately 13% of its store operations field management team.  The Company is offering assistance to employees affected by the workforce reduction in the form of severance.  In connection with the workforce reduction, the Company anticipates a reduction in annual expenses of approximately $2.2 million.

Additional details regarding the impact of these decisions will be provided as part of the Company’s next quarterly earnings release, which is currently scheduled for December 22, 2011.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of November 11, 2011, the Company operates 761 stores in 45 states consisting of 472 Christopher & Banks stores, 238 stores in their plus size clothing division CJ Banks, 28 dual-concept stores and 23 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements (i) that the Company plans to close approximately 100 stores, almost all of which are underperforming, with a significant majority targeted for completion by the end of January, 2012; (ii) that the Company also intends to seek to restructure overall occupancy costs at a majority of its remaining stores; (iii) that the Company plans to accelerate the conversion of a number of its existing Christopher & Banks and CJ Banks stores to dual format stores; (iv) that the anticipated store closing expenses primarily consist of cash charges of $5 million to $7 million attributable to estimated lease terminations and severance costs,  and non-cash asset impairment charges of $7 million to $9 million; (v) that the Company anticipates pre-tax expenses associated with the closing of the underperforming stores to range from approximately $12 million to $16 million in the aggregate over the next three  fiscal quarters; (vi) that the Company anticipates taking a non-cash impairment charge of approximately $2 million in the third fiscal quarter associated with its remaining store base; (vii) that on an after-tax basis the charges associated with closing stores and the non-cash impairment charge for existing stores are expected to range in the aggregate from approximately $0.39 to $0.49 per diluted share, over the next three fiscal quarters, based on an anticipated effective tax rate in the low single digits; (viii) that for the third quarter of fiscal 2012, the Company expects to record a  charge of approximately $0.01 per diluted share, associated with the workforce reduction; (ix) that the Company anticipates that planned store closings, together with the planned restructuring of occupancy costs at a majority of its stores and the conversion or consolidation of a number of existing stores to a dual store format, will help the Company to both improve overall store productivity and support its return to profitability; (x) that as the Company prepares for the next fiscal year, it will continue to evaluate its cost structure and capital expenditure requirements and will remain focused on carefully managing expenses and inventories, as well as preserving its cash; and (xi) that in connection with the workface reduction the Company anticipates a reduction in annual expenses of approximately $2.2 million.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:  (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) lack of acceptance of the dual store format; (iv) the ability of the Company and the third parties assisting it to negotiate lease terminations or modifications, including financial terms, that it considers reasonable, acceptable and in line with its assumptions as described above; (v) the ability to effectively perform its operations with a reduced headcount; (vi) the ability of the Company’s infrastructure and systems to adequately support our operations; (vii) effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (viii) the failure to successfully implement the Company’s strategic and tactical plans; and (ix) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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